CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDMENT TO FINANCIAL SUPPORT AGREEMENT

FOR

AIM VARIABLE INSURANCE FUNDS

This Amendment to Financial Support Agreement (“Amendment”) is made as of the 1st day of November, 2007 by and among Jefferson National Life Insurance Company, a Texas life insurance company (“Insurer”), AIM Advisors, Inc., a Delaware corporation (“AIM Advisors”), and AIM Distributors, Inc., a Delaware corporation (“AIM Distributors”) (collectively, the “Parties”).

WITNESSETH:

WHEREAS, Insurer and Parties have entered into the Agreement regarding certain services to be provided by Insurer as described within the Agreement; and

WHEREAS, Insurer and Parties desire to amend the Agreement in accordance with the provisions of Section 5 thereof.

NOW THEREFORE, in consideration of the above premises, Insurer and Parties hereby agree to amend Section 2(a) — Reimbursement of Expenses as follow:

(a) AIM Advisors and AIM Distributors, as they may allocate between themselves, shall pay to Insurer a quarterly fee (“Quarterly Payment”) equal to a percentage of the average daily net assets of the Series I and Series II shares of the Portfolios attributable to Policies issued by Insurer, at an annual rate of [***].

IN WITNESS WHEREOF, the undersigned have caused this amendment to be executed by their duly authorized officers effective as of the day and year first above written.

JEFFERSON NATIONAL LIFE INSURANCE COMPANY

By:	/s/ Craig A. Hawley
Name:	Craig A. Hawley
Title:	General Counsel

A I M ADVISORS, INC

By:	/s/ Leslie A. Schmidt
Name:	Leslie A. Schmidt
Title:	Senior Vice President

A I M DISTRIBUTORS, INC

By:	/s/ John Cooper
Name:	John Cooper
Title:	President